Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan, the 2017 Equity Incentive Plan, the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan of Dropbox, Inc. of our report dated February 23, 2018, (except as to the eleventh paragraph of Note 1, as to which the date is March 7, 2018), in the Registration Statement (Form S-1 No. 333-223182) and related Prospectus of Dropbox, Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

San Francisco, California

March 23, 2018